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                                                                     EXHIBIT 5.1

                                 August 9, 2001

Pilgrim's Pride Corporation
110 South Texas Street
P. O. Box 93
Pittsburg, TX 75686

Ladies and Gentlemen:

     We have acted as counsel to Pilgrim's Pride Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (Registration No. 333-84861) filed with the Securities and Exchange Commission on August 10, 1999, as supplemented by the Prospectus Supplement dated August 6, 2001 (the registration statement as so supplemented is hereafter referred to as the "Registration Statement") relating to the public offering of an aggregate principal amount of $200,000,000 of its 9 5/8% Senior Notes due 2011 (the "Notes").

     In reaching the conclusions expressed herein, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company; (ii) copies of resolutions of the Board of Directors of the Company, or committees thereof, authorizing the issuance of the Notes and related matters; (iii) the Registration Statement and all exhibits thereto; and
(iv) such other documents and instruments as we have deemed necessary for the expression of opinion herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

     Based on the foregoing, we are of the opinion that the Notes have been duly authorized and legally issued by, and are binding obligations of, the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Pilgrim's Pride Corporation
August 9, 2001
Page 2

     This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ Baker & McKenzie

                                       BAKER & McKENZIE